Exhibit 10.2

UNITED STATES OF AMERICA

DEPARTMENT OF THE TREASURY

COMPTROLLER OF THE CURRENCY

In the Matter of:	)
Solera National Bank	)	AA-WE-10-120
Lakewood, Colorado	)

AMENDED CONSENT ORDER

The Comptroller of the Currency of the United States of America (“Comptroller”), through his National Bank Examiner, has supervisory authority over the Solera National Bank, Lakewood, Colorado (“Bank”).

On or about March 18, 2010, the Comptroller and the Bank, by and through its duly elected and acting Board of Directors (“Board”), entered into a Consent Order designed  principally to address a violation of 12 C.F.R. § 21.21 (the “March 18, 2010 Consent Order”).

During an examination that began on or about September 6, 2010, the Comptroller’s National Bank Examiner discovered certain unsafe or unsound practices relating to credit risk management and administration and strategic planning.

Now, the Bank, by and through its Board, executed a “Stipulation and Consent to the Issuance of an Amended Consent Order,” dated December 16, 2010, that is accepted by the Comptroller.  By this Stipulation and Consent, which is incorporated by reference, the Bank has consented to the issuance of this Amended Consent Order by the Comptroller.

Pursuant to the authority vested in it by the Federal Deposit Insurance Act, as amended, 12 U.S.C. § 1818, the Comptroller hereby orders that:

Article I

Replacement of March 18, 2010 Consent Order

(1)                                  The articles of the March 18, 2010 Consent Order are replaced and superseded in their entirety by this Amended Consent Order (hereafter referred to as the “Order”).

Article II

Compliance Committee

(1)                                  Within five (5) days of this Order, the Board shall appoint a Compliance Committee of at least five (5) Board members and, of which no more than two (2) shall be employees of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person.  Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller.

(2)                                  The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Order and shall meet at least monthly.

(3)                                  By no later than December 31, 2010, and by the end of every calendar month thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)                                  a description of the action needed to achieve full compliance with each Article of this Order;

(b)                                 actions taken to comply with each Article of this Order; and

(c)                                  the results and status of those actions.

(4)                                  The Board shall provide a summary report of the progress reached in attaining compliance with each Article of this Order to the Assistant Deputy Comptroller within thirty (30) days of the end of each calendar quarter.

(5)                                  All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Order shall be forwarded to the:

Assistant Deputy Comptroller
Denver Field Office
1225 17th Street, Suite 450
Denver, Colorado 80202

(6)                                  The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the policies, procedures and programs required by this Order.

Article III

Capital and Strategic Plan

(1)                                Effective immediately, the Bank shall only declare dividends when:

(a)                                  the Bank is in compliance with the Bank’s Two-Year Plan as described below;

(b)                                 the Bank is in compliance with 12 U.S.C. §§ 56 and 60; and

(c)                                  the Bank has received a prior written determination of no supervisory objection from the Assistant Deputy Comptroller.

(2)                                  Within ninety (90) days of this Order, the Board shall develop a written strategic plan for the Bank covering at least the next two years (hereafter the “Bank’s Two-Year Plan”), complete with specific time frames that incorporate the strategic and other requirements of this Article.  A copy of the Bank’s Two-Year Plan shall be forwarded to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection.

(3)                                  The Bank’s Two-Year Plan shall establish objectives and projections for the Bank’s overall risk profile, earnings performance, growth expectations, balance sheet mix, off-balance sheet activities, liability structure, capital and liquidity adequacy, product line development and market segments that the Bank intends to promote or develop, together with specific strategies to achieve those objectives, that are specific, measurable, verifiable, and, at a minimum, address or include:

(a)                                  an assessment of the Bank’s present and future operating environment;

(b)                                 the development of strategic goals and quantifiable measures with specific implementation dates, individual responsibilities, and accountability to ensure the Bank attains sustained earnings to support capital and liquidity;

(c)                                  the identification of present and future product line development (assets and liabilities) and market segments that the Bank intends to develop or promote;

(d)                                 an evaluation of the Bank’s internal operations, staffing requirements, Board and management information systems and policies and procedures for their adequacy and contribution to the accomplishment of the goals and objectives developed pursuant to this Article;

(e)                                  recognition that the Bank cannot offer or introduce new products, enter new market segments, or significantly expand any existing product unless it first develops appropriate systems, controls, and expertise to manage and control the associated risks;

(f)                                    specific management, staffing and other changes necessary to implement the Bank’s Two-Year Plan and attain compliance with this Order;

(g)                                 concentration limits that reflect the Board’s objectives and limitations for the Bank’s risk profile;

(h)                                 specific plans for the reduction of criticized assets with target reductions by month;

(i)                                     specific plans for the maintenance of adequate capital and sufficient to be well capitalized under 12 C.F.R. Part 6;

(j)                                     a dividend policy that only permits the declaration of a dividend in accordance with Paragraph (1) of this Article;

(k)                                  projections for capital and liquidity requirements based upon a detailed analysis of the Bank’s assets, liabilities, earnings, fixed assets, and off-balance sheet activities; and

(l)                                     a financial forecast to include projections for major balance sheet and income statement accounts and desired financial ratios over the next two years that shall address or include consideration of the requirements of this Article.

(4)                                  Upon receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall immediately implement and thereafter ensure  adherence to the Bank’s Two-Year Plan.

Article IV

BSA Program

(1)                                  To provide for compliance with the Bank Secrecy Act, as amended (31 U.S.C. §§ 5311 et seq.), the regulations promulgated thereunder at 31 C.F.R. Part 103, as amended, and 12 C.F.R. Part 21, Subparts B and C, and the rules and regulations of the Office of Foreign

Assets Control (“OFAC”) (collectively referred to as the “Bank Secrecy Act” or “BSA”), the Board shall periodically (no less than every two years) perform a comprehensive BSA risk assessment, to include at a minimum:

(a)                                  identification of the risks associated with the Bank’s products, services, customers, and geographies served; and

(b)                                 an evaluation of its existing internal controls to determine the need for enhanced controls to mitigate the risks identified in Subparagraph (1)(a) of this Article.

(2)                                  Effective as of the date of this Order, the Bank shall ensure Bank adherence to a written program of policies and procedures to provide for compliance with the BSA (“Risk-Based BSA Program”) to include consideration of:

(a)                                  the findings of the BSA risk assessment;

(b)                                 the deficiencies identified in the Report of Examination conducted as of September 30, 2009 (the “2009 ROE”);

(c)                                  the requirements of 12 C.F.R. § 21.21; and

(d)                                 the requirements of this Order relating to Compliance Staff, Training, Internal Controls and Audit.

Article V

BSA Compliance Staff

(1)                                  The Board shall ensure that the BSA Officer has sufficient training, authority, and skill to perform the assigned responsibilities.

Article VI

BSA Training

(1)                                  The Risk-Based BSA Program shall ensure a comprehensive training program for all appropriate operational and supervisory personnel to ensure their awareness of their specific assigned responsibilities for compliance with the requirements of the Bank Secrecy Act.  The program must include advanced training for supervisory personnel as appropriate for their respective BSA responsibilities.

Article VII

BSA Internal Controls

(1)                                  The Risk-Based BSA Program shall maintain and implement policies and procedures for the appropriate identification and monitoring of transactions that pose greater than normal risk for compliance with the BSA, to include at a minimum:

(a)                                  the creation of a list of customers or accounts exhibiting high risk characteristics for money laundering, terrorist financing, or other illicit activity;

(b)                                 enhanced policies and procedures for recording, maintaining, and recalling information about transactions that pose greater than normal risk for compliance with the BSA;

(c)                                  adequate controls and procedures to identify and report suspicious and large currency transactions;

(d)                                 well-defined policies and procedures for investigating and resolving transactions that have been identified as unusual or suspicious;

(e)                                  procedures to maintain records on monetary instrument transactions and funds transfers, as required by the BSA; and

(f)                                    policies and procedures to ensure that new locations, products and services are included, monitored and assessed within the Bank’s program for compliance with the BSA.

(2)                                  The Risk-Based BSA Program shall maintain and implement policies and procedures to provide for the Bank’s monitoring of suspicious cash, monetary instruments, wire transfers, and other activities for all types of transactions, accounts, customers, products, services, and geographic areas, to include at a minimum:

(a)                                  periodic reviews of cash purchases of monetary instruments;

(b)                                 periodic analysis of aggregate cash, monetary instrument, and wire activity;

(c)                                  periodic analysis of Currency Transaction Report filings;

(d)                                 periodic review and analysis of high risk transactions, accounts, customers, products, services, and geographic areas; and

(e)                                  submission of SARs based on these reviews and analyses.

(3)                                  The Risk-Based BSA Program shall maintain policies and procedures for expanded account-opening procedures for all accounts that pose greater than normal risk for compliance with the Bank Secrecy Act.

(4)                                  Effective as of the date of this Order, the Board shall ensure that the BSA Program includes policies and procedures for the maintenance of an integrated, accurate system for all Bank areas to produce periodic reports designed to identify unusual or suspicious activity, including patterns of activity, to monitor and evaluate unusual or suspicious activity, and to maintain accurate information needed to produce these reports.

(5)                                  The BSA Officer or designee shall periodically review, not less than each calendar year, all account documentation for all high-risk customers and accounts and the related accounts of those customers at the Bank to determine whether the account activity is consistent with the customer’s business or occupation and the stated purpose of the account.

Article VIII

BSA Audit

(1)                                  The Board shall ensure the continuance of an external BSA audit, that is independent, adequate in scope and frequency, and designed to ensure compliance with the BSA in all areas of the Bank.

Article IX

Credit Risk Management

(1)                                  Effective as of the date of this Order, the Board shall ensure the Bank manages and controls the risk in the loan portfolio, to include, at a minimum:

(a)                                  adherence to established commercial real estate lending (“CRE”) concentration limits stratified by type, locality and other meaningful measures supported by written analysis;

(b)                                 the establishment of a concentration limit for the Business Manager Accounts Receivable line of business and an established limit for aggregate outstanding individual customer invoices;

(c)                                  a workout policy that outlines reasonable loan terms and amortization periods;

(d)                                 measures to monitor and reduce aggregate criticized assets;

(e)                                  policies and procedures to ensure that Criticized Asset Action Plans include the following information:

(i)                                     an identification of the expected sources of repayment and an analysis of their adequacy;

(ii)                                the appraised value of supporting collateral and the position of the Bank’s lien on such collateral where applicable as well as other necessary documentation to support the collateral valuation; and

(iii)                             the proposed action to eliminate the basis of criticism and the time frame for its accomplishment, including the rationale supporting any workout arrangement or concession.

Article X

Credit Underwriting and Administration

(1)                                  Within one-hundred and twenty (120) days of this Order, the Board shall prepare, adopt and thereafter adhere to, revisions to the Bank’s loan policy, as well as any necessary procedures, to address weaknesses in the Bank’s credit risk management and underwriting, that, at a minimum, include:

(a)                                  policies and procedures to ensure that management does not make loans that are not in conformance with the Board’s risk appetite, to include at a minimum:

(i)                                     processes to ensure credit risk selection is prudent;

(ii)                                  established limits on the number of policy exceptions for individual loans;

(iii)                               tracking and identification of exceptions for loans outside the Bank’s trade area that would require loan committee approval; and

(iv)                              established limits on the size and complexity of new loans commensurate with the Bank’s level of expertise and ability to manage;

(b)                                 policies and procedures designed to reduce exceptions to the Loan Policy, underwriting guidelines, and supervisory loan to value limits, for all loans to include, at a minimum, procedures to hold employees and officers accountable for non-compliance with the Bank’s loan policy and other underwriting requirements;

(c)                                  procedures to ensure that loans are properly monitored to include periodic receipt, analysis and documentation of sufficient financial and operating information to measure and monitor the borrower’s and guarantor’s financial condition and repayment ability, to include periodic (at least annually) cash flow analysis of income-producing collateral; and

(d)                                 policies and procedures designed to ensure the Bank obtains appraisals in  compliance with USPAP, 12 CFR 34, Advisory Letter 2003-9, and OCC Bulletin 2005-6, to include the establishment of a policy requiring a meaningful, independent review of all appraisals to include analysis commensurate with the type, size and complexity of the property being appraised.

(2)                                  The Board shall take the necessary steps to ensure that current and satisfactory credit and proper collateral information is maintained on all loans.  Within thirty (30) days of notification, the Board shall ensure that the Bank makes every effort to obtain any missing credit or collateral information described in any Report of Examination, in any internal or external loan review, or in any listings of loans lacking such information provided to management by the National Bank Examiners at the conclusion of an examination.

(3)                                  The Board shall submit a copy of the revised policies and procedures required by this Article to the Assistant Deputy Comptroller.

Article XI

HELOC Risk Management

(1)                                  Within sixty (60) days of this Order, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program designed to assess and manage the credit risk associated with the Bank’s Home Equity Line of Credit (“HELOC”) portfolio consistent with OCC Bulletin 2005-22, Home Equity Lending: Credit Risk Management Guidance, dated May 16, 2005.  The program shall include, but not be limited to:

(a)                                  procedures to identify high-risk accounts at an early stage, which may include but should not necessarily be limited to:

(i)                                   refreshing credit scores periodically;

(ii)                                evaluating available risk scores such as behavior, bankruptcy, deposit and overdraft protection, or other bureau risk scores for use in improving the targeting of increased customer risk;

(iii)                             requesting additional financial information where decisions depend on borrower repayment capacity; and

(b)                                 implement portfolio-wide account management practices and management information systems to identify emerging risks; and

(c)                                  portfolio-level multi-factor stress testing and/or sensitivity analysis to quantify the impact of changing economic conditions (home values, interest rates, etc.) on the risk in the HELOC portfolio.

(2)                                  Upon implementation, the Board shall submit a written description of the program required by this Article to the Assistant Deputy Comptroller.

(3)                                  At least annually, the Board shall prepare a written assessment of the Bank’s credit risk associated with the HELOC portfolio, which shall evaluate the Bank’s progress under the aforementioned program.

Article XII

Credit Risk Ratings and Nonaccrual Recognition

(1)                                  Effective immediately, the Board shall take the necessary steps to ensure that the risk associated with the Bank’s loans is properly reflected and accounted for on the Bank’s books and records to ensure that:

(a)                                  the Bank’s loans and other assets are appropriately and timely risk rated and charged off using a loan grading system that is based upon current facts, existing repayment terms and that is consistent with the guidelines set forth in Rating Credit Risk, A-RCR, of the Comptroller’s Handbook;

(b)                                 the Bank’s loans and other assets are timely placed on nonaccrual in accordance with the guidelines set forth in the Call Report; and

(c)                                  lending officers conduct periodic reviews for determining the appropriate risk rate and accrual determinations for their respective credits.

(2)                                  By no later than February 28, 2011, the Board shall prepare a written program designed to ensure that the Bank complies with Subparagraphs (a), (b) and (c) of this Article, that contains at a minimum:

(a)                                  immediate and ongoing training for the lending staff with respect to the application of Subparagraphs (a) and (b) of this Article;

(b)                                 procedures to ensure the lending staff is held accountable for failing to appropriately and timely risk rate and/or place loans on nonaccrual in periodic performance reviews and compensation.

Article XIII

Allowance for Loan and Lease Losses

(1)                                  By no later than December 31, 2010, the Board shall ensure adherence to a set of written policies and procedures for maintaining an appropriate Allowance for Loan and Lease Losses (“Allowance”) in accordance with GAAP.  The Allowance policies and procedures shall be consistent with the guidance set forth in the Federal Financial Institutions Examination Council’s “Interagency Policy Statement on the Allowance for Loan and Lease Losses” dated December 13, 2006 (OCC Bulletin 2006-47), and July 20, 2001 (OCC Bulletin 2001-37).

(2)                                  The program shall provide for a process for summarizing and documenting, for the Board’s review and approval, the amount to be reported in the Call Reports for the Allowance.  Any deficiency in the Allowance shall be remedied in the quarter it is discovered, prior to the filing of the Call Report, by additional provisions from earnings.  Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance.

Article XIV

Closing

(1)                                  Although the Bank is required to submit certain proposed actions and programs for the review or prior written determination of no supervisory objection of the Assistant Deputy Comptroller, the Board has the ultimate responsibility for proper and sound management of the Bank and the completeness and accuracy of the Bank’s books and records.

(2)                                  If, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States to undertake any action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar or otherwise prevent the Comptroller from so doing.

(3)                                  The provisions of this Order shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller.

(4)                                  In each instance in this Order in which the Bank or the Board is required to ensure implementation of or adherence to, or to undertake to perform, an obligation of the Bank, the Board shall:

(a)                                  authorize and adopt such actions on behalf of the Bank as may be necessary or appropriate for the Bank to perform its obligations under this Order;

(b)                                 require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Order;

(c)                                  follow up on any non-compliance with such actions in a timely and appropriate manner; and

(d)                                 require corrective action be taken in a timely manner for any non-compliance with such actions.

(5)                                  This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818(b), and expressly does not form, and may not be construed to form, a contract binding the Comptroller or the United States.

(6)                                  The terms of this Order, including this Paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned has hereunto set her hand.

/s/ Karen M. Boehler	December 16, 2010
Karen M. Boehler	Date
Assistant Deputy Comptroller
Denver Field Office